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                                                                   Exhibit 99

  United Bancorp, Inc.

P. O. BOX 10 o MARTINS FERRY, OHIO 43935 o Phone: 740/633-BANK Fax:740/633-1448 We are United to Better Serve You

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PRESS RELEASE
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UNITED BANCORP, INC.
201 South 4th at Hickory Street, Martins Ferry, OH  43935

Contact: James W. Everson               Randall M. Greenwood
         Chairman, President and CEO    Senior Vice President, CFO and Treasurer
Phone:   (740) 633-0445 Ext. 120        (740) 633-0445 Ext. 181
         ceo@unitedbancorp.com          cfo@unitedbancorp.com

FOR IMMEDIATE RELEASE:     3:00 PM  November 5, 2004

SUBJECT: UNITED BANCORP, INC. REPORTS AN EARNINGS PER SHARE INCREASE OF 6%
         FOR THE NINE-MONTHS ENDED SEPTEMBER 30, 2004.

MARTINS FERRY, OHIO o o o United Bancorp, Inc. (NASDAQ: UBCP), headquartered in Martins Ferry, Ohio reported earnings of $2,629,000 compared to $2,522,000 for the nine-months ended September 30, 2004 and 2003, respectively. On a per share basis, basic earnings per share were $0.76 for the nine-months ended September 30, 2004 compared to $0.72 for the same period in 2003, an increase of 6%. Third quarter earnings were $0.26 per share compared to $0.25 in 2003, an increase of 4%. Earnings per share data for 2003 gives effect to the 10% share dividend paid in December 2003.

Randall M. Greenwood, Senior Vice President, CFO and Treasurer, of UBCP remarked, "Nine-month earnings generated an annualized 0.91% return on average assets ("ROA") and an annualized 10.8% return on average equity ("ROE") compared to 0.91% ROA and 10.6% ROE for the same period in 2003". Greenwood also indicated that United Bancorp, Inc's 2004 nine-month earnings have benefited from the steady growth of loans along with continued reduction in interest expense and noninterest expenses. With the current interest rate environment, the Company has experienced a slow-down in the fixed rate residential mortgage activity, resulting in a decrease in net realized gains on the sale of loans of $134,000 from nine-months ended September 30 2004, to same period in 2003. The Company's realized gains from the sale of securities totaled $73,000 for the nine-months ended September 30, 2004 compared to $336,000 for the nine-months ended September 30, 2003, a decrease of $264,000. This decrease was more than offset by the decrease in noninterest expense of $393,000 and the increase in income from service charges of $157,000, both of which added to the core earnings increase for the nine-months ended September 30, 2004.

James W. Everson, Chairman, President & CEO, stated, "Our increase in consolidated earnings performance is attributed to the continuing growth in earnings at our Community Bank affiliate, which has been previously forecast." Community contributed $400,000 to UBCP's net income for the nine-months ended September 30, 2004, compared $44,300 to the nine-months ended September 30, 2003. Everson continued by stating "the increase in net income at Community was a major reason for UBCP's 6% increase in earnings per share for the nine-months ended September 30, 2004." Everson concluded by stating "excluding the net realized gains on sales of securities our pre-tax core earnings increased approximately $334,000 or 13% for the nine months ended September 30, 2004 compared to the same period in 2003"..

United Bancorp, Inc. is headquartered in Martins Ferry, Ohio and is a multi-bank holding company with total assets of approximately $385 million and total shareholders' equity of approximately $34 million as of September 30, 2004. Affiliates of UBCP include The Citizens Savings Bank and The Community Bank with seventeen banking offices, and an Operations Center located in Ohio serving Athens, Belmont, Carroll, Fairfield, Harrison, Hocking, Jefferson and Tuscarawas Counties. The Company trades on The Nasdaq SmallCap Market tier of the Nasdaq Stock Market under the symbol UBCP, Cusip #909911109.